UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           DayStar Technologies, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)

                                    23962Q100


                                 (CUSIP Number)

                                December 31, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)




----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 10 Pages

CUSIP No. 23962Q100                 13G/A                    Page 2 of 11 Pages


          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Ramius Capital Group, LLC
-------------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
----------------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
----------------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER
                     0
SHARES
                -----------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                     213,775

OWNED BY
                -----------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                -----------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     213,775
---------------------------------------------------------------------------
                (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                     BY EACH REPORTING PERSON
                     213,775
---------------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9)EXCLUDES CERTAIN SHARES **
                                                                        [ ]
---------------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     6.12%
---------------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     IA
---------------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                 13G/A                    Page 3 of 11 Pages


          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Ramius Securities, L.L.C.
-------------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
-----------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
-----------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER
                     0
SHARES
                --------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                     213,775

OWNED BY
                --------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                ---------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     213,775
-------------------------------------------------------------------------
                (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                     BY EACH REPORTING PERSON
                     213,775
-------------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9)EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     6.12%
-----------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     BD
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                 13G/A                    Page 4 of 11 Pages


          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                C4S & Co., L.L.C.
-------------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
-----------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
-----------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER
                     0
SHARES
                -------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                     213,775

OWNED BY
                -------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                -------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     213,775
-----------------------------------------------------------------------
                (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                     BY EACH REPORTING PERSON
                     213,775
-----------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9)EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     6.12%
-----------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                 13G/A                    Page 5 of 11 Pages

          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Peter A. Cohen
-------------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
-----------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------
NUMBER OF       (5)   SOLE VOTING POWER
                      0
SHARES
               --------------------------------------------------------

BENEFICIALLY    (6)   SHARED VOTING POWER
                      213,775

OWNED BY
               --------------------------------------------------------

EACH            (7)   SOLE DISPOSITIVE POWER
                      0
REPORTING
         --------------------------------------------------------------

PERSON WITH     (8)   SHARED DISPOSITIVE POWER
                      213,775
-----------------------------------------------------------------------
                (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
                      BY EACH REPORTING PERSON
                      213,775
-----------------------------------------------------------------------
                (10)  CHECK BOX IF THE AGGREGATE AMOUNT
                      IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
                (11)  PERCENT OF CLASS REPRESENTED
                      BY AMOUNT IN ROW (9)
                      6.12%
-----------------------------------------------------------------------
                (12)  TYPE OF REPORTING PERSON **
                      IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                 13G/A                    Page 6 of 11 Pages


          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Morgan B. Stark
-------------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
-----------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER
                     0
SHARES
                -------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                     213,775

OWNED BY
                -------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                -------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     213,775
-----------------------------------------------------------------------
                (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                     BY EACH REPORTING PERSON
                     213,775
-----------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     6.12%
-----------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                 13G/A                    Page 7 of 11 Pages


          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Thomas W. Strauss
-------------------------------------------------------------------------------
          (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
-----------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER
                     0
SHARES
                -------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                     213,775

OWNED BY
                -------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                -------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     213,775
-----------------------------------------------------------------------
                (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                     BY EACH REPORTING PERSON
                     213,775
-----------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9) EXCLUDES CERTAIN SHARES **


                                                                    [ ]
-----------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     6.12%
-----------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                 13G/A                    Page 8 of 11 Pages


          (1)   NAMES OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                Jeffrey M. Solomon
-------------------------------------------------------------------------------
          (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                        (a) [X]
                                                                        (b) [ ]
-------------------------------------------------------------------------------
          (3)   SEC USE ONLY
-----------------------------------------------------------------------
          (4)   CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
-----------------------------------------------------------------------
NUMBER OF       (5)  SOLE VOTING POWER
                     0
SHARES
                -------------------------------------------------------

BENEFICIALLY    (6)  SHARED VOTING POWER
                     213,775

OWNED BY
                --------------------------------------------------------

EACH            (7)  SOLE DISPOSITIVE POWER
                     0
REPORTING
                ---------------------------------------------------------

PERSON WITH     (8)  SHARED DISPOSITIVE POWER
                     213,775
-----------------------------------------------------------------------
                (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                     BY EACH REPORTING PERSON
                     213,775
-----------------------------------------------------------------------
                (10) CHECK BOX IF THE AGGREGATE AMOUNT
                     IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
                (11) PERCENT OF CLASS REPRESENTED
                     BY AMOUNT IN ROW (9)
                     6.12%
-----------------------------------------------------------------------
                (12) TYPE OF REPORTING PERSON **
                     IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 23962Q100                 13G/A                    Page 9 of 11 Pages


          This Amendment No. 1 (this "Amendment") amends the statement on
Schedule 13G filed on April 30, 2004(the "Schedule 13G") with respect to shares of common stock, par value $0.01 per share(the "Common Stock") of DayStar Technologies, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates item 4 in its entirety as set forth below.

Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount beneficially owned:

          As of December 31, 2004, each Reporting Person may have been deemed the beneficial owner of warrants to purchase 213,775 shares of Common Stock owned by Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities").

          Note: Ramius Securities is a broker dealer affiliated with Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius"). C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the warrants to purchase shares of Common Stock owned by Ramius Securities, and the filing of this Amendment shall not be construed as an admission that any such person is the beneficial owner of any such securities.

          (b)   Percent of class:

          Approximately 6.12% as of December 31, 2004. (Based on the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2004, there were 3,491,830 shares of Common Stock issued and outstanding as of November 12, 2004.)

          (c)   Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote

                      0

                (ii)  Shared power to vote or to direct the vote

                      213,775 shares of Common Stock.

                (iii) Sole power to dispose or to direct the disposition of

                      0

                (iv)  Shared power to dispose or to direct
                      the disposition of

CUSIP No. 23962Q100                 13G/A                    Page 10 of 11 Pages


                      213,775 shares of Common Stock.

CUSIP No. 23962Q100                 13G/A                    Page 11 of 11 Pages

                                   SIGNATURES


          After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.


Dated: February 11, 2005

RAMIUS CAPITAL GROUP, LLC                 RAMIUS SECURITIES, L.L.C.

By: C4S & Co., L.L.C.,                    By: Ramius Capital Group,
    as Managing Member                        its Managing Member


    By: /s/ Jeffrey M. Solomon            By: C4S & Co., L.L.C.,
        --------------------------            its Managing Member
        Name:  Jeffrey M. Solomon
        Title: Managing Member
                                          By: /s/ Jeffrey M. Solomon
                                              -------------------------
                                              Name:  Jeffrey M. Solomon
                                              Title: Managing Member

C4S & CO., L.L.C.                         PETER A. COHEN

By: /s/ Jeffrey M. Solomon
    ---------------------------
    Name:  Jeffrey M. Solomon
    Title: Managing Member                /s/ Peter A. Cohen
                                          ------------------------------


MORGAN B. STARK                           THOMAS W. STRAUSS


/s/ Morgan B. Stark                       /s/ Thomas W. Strauss
--------------------------------          ------------------------------


JEFFREY M. SOLOMON


/s/ Jeffrey M. Solomon
--------------------------------